Exhibit 4.1

AMENDMENT NO. 3 TO AMENDED AND RESTATED RIGHTS AGREEMENT

This Amendment No. 3 (the “Amendment”) to the Amended and Restated Rights Agreement, dated as of January 31, 2007, as amended as of May 18, 2007 and January 24, 2011 (the “Rights Agreement”), by and between Benihana Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as successor to the interest of First Union National Bank of North Carolina (the “Rights Agent”), is made and entered into as of May 13, 2011 between the Company and the Rights Agent.

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, on May 13, 2011 the Board of Directors of the Company adopted resolutions approving an Amended and Restated Certificate of Incorporation (the “Restated Charter”), declaring its advisability and calling a special meeting of the Company’s stockholders to vote thereon; and

WHEREAS, if the Restated Charter is duly adopted by the Company’s stockholders and becomes effective in accordance with the General Corporation Law of the State of Delaware, then, among other things, each share of Class A Common Stock, par value $.10 per share, of the Company issued and outstanding or held in treasury immediately prior to the Effective Time (as defined below) shall, at the Effective Time, be reclassified pursuant to the Restated Charter into one share of Common Stock, par value $.10 per share, of the Company, and the Company will no longer have outstanding two classes of common stock; and

WHEREAS, the Board of Directors of the Company has determined in good faith that accelerating the Final Expiration Date (as defined in the Rights Agreement) to the Effective Time, and thereby terminating the Rights Agreement at such time, is in the best interests of the Company and its stockholders and accordingly, the Company desires to amend the Rights Agreement as set forth herein and to direct the Rights Agent to execute this Amendment in accordance with Section 27 of the Rights Agreement;

WHEREAS, no Person has become an Acquiring Person (each term as defined in the Rights Agreement), and the Company has met all requirements for amendment of the Rights Agreement under Section 27 thereof;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1.           NEW DEFINITION.  Section 1 of the Rights Agreement is hereby amended to add the following defined term at the end thereof:

(p)           “Effective Time” means the time at which the Amended and Restated Certificate of Incorporation of the Company, approved by the Board of Directors of the Company on May 13, 2011, becomes effective in accordance with the General Corporation Law of the State of Delaware.

2.           AMENDMENT TO DEFINITION OF FINAL EXPIRATION DATE.  Section 7(a) of the Rights Agreement is hereby amended by replacing clause (i) thereof with the following (and Exhibit B to the Rights Agreement shall be deemed amended accordingly):

(i) the earlier of (x) the Close of Business on February 2, 2015 or (y) the Effective Time (the earlier to occur of (x) and (y), the “Final Expiration Date”)

3.           DIRECTIONS TO RIGHTS AGENT.  The Company hereby directs the Rights Agent, in accordance with the terms of Section 27 of the Rights Agreement, to execute this Amendment in its capacity as Rights Agent.

4.           MISCELLANEOUS.  The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.  In accordance with the resolutions adopted by the Company’s Board of Directors on May 13, 2011, this Amendment is deemed effective as of the time at which such resolutions were so adopted.  Except as set forth in this Amendment, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.  This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument, it being understood that counterparts may be delivered by facsimile or email.  By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered by the Company in compliance with the terms of Section 27 of the Rights Agreement.  Headings of the several Sections of the Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BENIHANA INC.

By: /s/ Richard C. Stockinger
Name: Richard C. Stockinger
Title: President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as successor to the interest of First Union National Bank of North Carolina in the Rights Agreement

By: /s/ Paula Caroppoli
Name: Paula Caroppoli
Title: Senior Vice President